Exhibit 99.1

Press Release March 1, 2007	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Engineered Bar Mill Investment

FORT WAYNE, INDIANA, March 1, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) today announced that its Board of Directors has approved an investment of $35 million at its Pittsboro, Indiana, Engineered Bar Products Division designed to increase the mill’s production capacity. The planned modifications to the mill are expected to increase its annual production capacity for special-bar-quality (SBQ) steels from the current 500,000 tons per year to about 725,000 tons per year.

The changes to the mill will include EAF-furnace and caster modifications of roughly $10 million and rolling-mill and reheat-furnace upgrades totaling about $25 million. The schedule calls for the bulk of investment to be completed in 2007. The mill’s principal products will continue to be SBQ round bars in a range of one inch to 9 inches in diameter.

Production volume has grown rapidly at the Pittsboro mill since the January 2004 restart of this mill which Steel Dynamics acquired out of bankruptcy. The addition of an on-site bar-processing and finishing facility in 2006 has opened up new customer opportunities for the mill, enhanced customer relationships, and allowed SDI to enter new market segments for SBQ products.

In 2006 the mill shipped 502,000 tons, supplying high-quality carbon- and alloy-steel to a variety of customers, including those in the heavy machinery, agriculture, transportation, and energy industries. Caterpillar, Inc. recently awarded a 2006 Quality Excellence Award to the Engineered Bar division for providing defect-free SBQ steel to Caterpillar N.A. in 2006.

Forward Looking Statements

This press release contains predictive statements about future events, including investments in additional production capacity at the company’s facilities and the successful operation of those facilities after the investments are made. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com